Exhibit 99.1

OmniAb Reports Fourth Quarter and Full Year 2023 Financial Results
and Business Highlights
Conference Call with Slides Begins at 4:30 p.m. Eastern Time Today

EMERYVILLE, Calif. (March 20, 2024) – OmniAb, Inc. (NASDAQ: OABI) today reported financial results for the three and 12 months ended December 31, 2023, and provided operating and partner program updates.

“2023 was a year of significant expansion of OmniAb's partnership base and pipeline programs as we continued to execute against our plan, while key partner programs made significant progress despite last year's sector-related headwinds. Partners exceeded our expectations regarding the number of new programs entering the clinic, with a total of six new entrants last year,” said Matt Foehr, Chief Executive Officer of OmniAb. “In addition, we successfully launched two new technologies and expanded our business development function, now with a presence in the U.S., EU and Asia Pacific. We look forward to meaningful advancements in 2024 and in the coming years, as we are now staffed and resourced to efficiently leverage the future growth of the business.”

Fourth Quarter 2023 Financial Results

Revenue for the fourth quarter of 2023 was $4.8 million, compared with $35.3 million for the same period in 2022, with the decrease primarily due to the recognition of a $25.0 million milestone payment in the prior-year period related to the first commercial sale of TECVAYLI® (teclistamab) in the U.S. and lower service revenue as a result of the completion of discovery work on certain ion channel programs.

Research and development expense was $14.8 million for the fourth quarter of 2023, compared with $12.9 million for the same period in 2022, with the increase primarily due to higher personnel costs. General and administrative expense was $7.9 million for the fourth quarter of 2023, compared with $10.2 million for the same period in 2022, with the decrease primarily due to one-time expenses related to the spin-off of OmniAb into a separate public company in the prior-year period partially offset by increases in personnel costs.

Net loss for the fourth quarter of 2023 was $14.1 million, or $0.14 per diluted share, compared with net income of $6.8 million, or $0.07 per share, for the same period in 2022.

Full Year 2023 Financial Results

Revenue for 2023 was $34.2 million, compared with $59.1 million for 2022, with the decrease primarily due to the recognition of TECVAYLI® milestones of $10.0 million in 2023 compared with $25.0 million in 2022. Service revenue was lower primarily related to the completion of work on certain ion channel programs and an adjustment related to the extension of one of our programs with GSK, partially offset by the recognition of a portion of a research progression milestone.

Research and development expense for 2023 was $56.5 million, compared with $48.4 million for 2022, with the increase primarily due to headcount and facility costs. General and administrative expense for 2023 was $33.3 million, compared with $24.9 million for 2022, with the increase primarily due to higher personnel costs and expenses related to being an independent publicly traded company.

Net loss for 2023 was $50.6 million, or $0.51 per share, compared with a net loss of $22.3 million, or $0.26 per share, for 2022. Cash provided by operating activities was $2.3 million for 2023.

As of December 31, 2023, OmniAb had cash, cash equivalents and short-term investments of $87.0 million.

2024 Financial Guidance

OmniAb expects operating expense in 2024 to be approximately the same as in 2023, and is now staffed and resourced to leverage the future growth of the business.

OmniAb expects its cash use in 2024 to be relatively similar to its cash used in 2023, excluding the $35 million TECVAYLI milestone payment received in 2023. Given the expected progression of the existing partnered pipeline, OmniAb expects its cash use in 2025 to be substantially lower than in 2024. OmniAb’s current cash balance and cash from operations are expected to provide sufficient capital to fund operations for the foreseeable future.

Fourth Quarter 2023 and Recent Business Highlights

The Company signed 10 new licenses in 2023, including three in the fourth quarter, with Enable Life Sciences, Mirador Therapeutics, and a global pharma company. In addition, six new OmniAb-derived antibodies entered the clinic in 2023. As of December 31, 2023, the company had 77 active partners and 325 active programs, including 32 OmniAb-derived programs in clinical development, or being commercialized.

OmniAb launched two new technologies during 2023 including OmniDeep™ and, during the fourth quarter, OmnidAb™. OmniDeep is a suite of in silico tools for therapeutic discovery and optimization that are woven throughout OmniAb’s various technologies and capabilities. These tools include structural modeling, molecular dynamics simulations, large multi-species antibody databases, artificial intelligence, machine learning, deep learning models and more. OmniDeep facilitates rapid identification of candidates with the right affinity, specificity and developability profiles intended to make drug development more effective and efficient. The OmnidAb transgenic chicken novel host system builds upon the success of the Company’s OmniChicken® legacy by expressing an optimized single-domain human framework that can generate modular building blocks well suited to support a variety of therapeutic modalities. OmnidAb antibodies target distinct epitopes and have favorable developability profiles with high expression levels in mammalian cells. Compared with traditional antibodies, sdAbs produced by OmnidAb chickens have a compact format that opens new opportunities and broad clinical applications.

Fourth quarter 2023 and recent partner highlights include the following:

Batoclimab

•Immunovant reported positive initial results for batoclimab in Graves’ disease (GD). The company announced that results from the initial cohort of patients in an ongoing 24-week Phase 2 clinical trial meaningfully exceeded a 50% response rates.
•Immunovant also reported that global Phase 3 clinical trials of batoclimab in myasthenia gravis (MG) and thyroid eye disease (TED) are progressing and on track for topline data in the second half of 2024 (MG) and the first half of 2025 (TED). Initial period 1 data from the Phase 2b clinical trial of batoclimab in chronic inflammatory demyelinating polyneuropathy (CIDP) are expected in the second or third quarter of 2024.

IMVT-1402

•Immunovant announced initial data from the 600 mg multiple-ascending-dose cohort of a Phase 1 clinical trial of IMVT-1402 in healthy adults. The results show that four subcutaneously administered doses of 600 mg produced a mean IgG reduction similar to high-dose batoclimab, but with minimal changes in albumin and LDL-C similar to those in placebo, confirming the potential of IMVT-1402 as a best-in-class neonatal fragment crystallizable receptor (FcRn) inhibitor.
•In addition, Immunovant announced plans to initiate four to five potentially registrational programs for IMVT-1402 over the next fiscal year. The company also plans on initiating trials in 10 indications for IMVT-1402 over the next two fiscal years.

Acasunlimab (formerly GEN1046)

•Genmab expects to announce additional acasunlimab (GEN1046: PD-L1 x 4-1BB) Phase 2 data in second-line non-small cell lung cancer (NSCLC) in the first half of 2024.
•In addition, Genmab plans to initiate a Phase 3 study of acasunlimab in a second-line NSCLC indication in 2024.

JNJ-79635322

•Johnson & Johnson presented preclinical data for JNJ-79635322, a trispecific antibody comprised of an anti-CD3 binding domain, an anti-BCMA binding domain and an anti-GPRC5D binding domain, concluding that it is a potential first-in-class trispecific antibody with the ability to deplete dual- and single-target expressing multiple myeloma clones in preclinical studies in vitro and in vivo. A Phase 1 dose-escalating study of JNJ-79635322 in myeloma patients is ongoing.

Zimberelimab

•Arcus and Gilead have reprioritized the joint domvanalimab + zimberelimab development program to focus on advancing, and potentially accelerating, the Phase 3 studies of STAR-121 (lung cancer) and STAR-221 (gastrointestinal cancer), which are both expected to be fully enrolled by year-end 2024. The companies also plan to initiate STAR-131, a new registrational Phase 3 lung cancer study that includes the domvanalimab + zimberelimab regimen.

•Arcus presented preliminary data from the dose-escalation portion of its ARC-8 Phase 1/1b study, evaluating the safety and tolerability of AB680 + NP/Gem + zimberelimab in metastatic pancreatic cancer. The results included a 41% objective response rate observed to-date across the first four cohorts in the Phase 1 dose-escalation portion of ARC-8, comparing favorably to the current standard of care.

Sugemalimab

•CStone announced the National Medical Products Administration of China (NMPA) has approved the supplemental BLA for sugemalimab (Cejemly®) in combination with fluorouracil and platinum-based chemotherapy as first-line treatment of unresectable locally advanced, recurrent, or metastatic esophageal squamous cell carcinoma. Sugemalimab becomes the world's first anti-PD-L1 monoclonal antibody approved for this indication in the first-line setting.

OmniAb was added to the Nasdaq Biotechnology Index (NBI) in the fourth quarter. The inclusion became effective as of December 18, 2023.

Conference Call and Webcast

OmniAb management will host a conference call with accompanying slides today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (888) 259-6850 using the conference ID 72611636. Slides, as well as the live and replay webcast of the call, are available at https://investors.omniab.com/investors/events-and-presentations/default.aspx.
About OmniAb®
OmniAb’s discovery platform provides pharmaceutical industry partners access to diverse antibody repertoires and high-throughput screening technologies to enable discovery of next-generation therapeutics. At the heart of the OmniAb platform is the Biological Intelligence™ (BI) of our proprietary transgenic animals, including OmniRat®, OmniChicken® and OmniMouse® that have been genetically modified to generate antibodies with human sequences to facilitate development of human therapeutic candidates. OmniFlic® (transgenic rat) and OmniClic® (transgenic chicken) address industry needs for bispecific antibody applications through a common light chain approach, and OmniTaur™ features unique structural attributes of cow antibodies for complex targets. OmnidAb™ is an in vivo platform for single domain antibodies based upon a human VH scaffold that affinity matures in a chicken host environment to provide a functionally diverse immune repertoire unavailable from mammalian systems. We believe the OmniAb animals comprise the most diverse host systems available in the industry and they are optimally leveraged through computational antigen design and immunization methods, paired with high-throughput single B cell phenotypic screening and mining of next-generation sequencing datasets with custom algorithms to identify fully human antibodies with superior performance and developability characteristics. These proprietary technologies are joined with and leverage OmniDeep™, which is a suite of in silico tools for therapeutic discovery and optimization that are woven throughout OmniAb’s various technologies and capabilities. Additionally, an established core competency focused on ion channels and transporters further differentiates OmniAb’s technology and creates opportunities in many emerging target classes. OmniAb antibodies have been leveraged across modalities, including bispecific antibodies, antibody-drug conjugates and others.

The OmniAb suite of technologies span from BI-powered repertoire generation to cutting-edge antibody discovery and optimization offering a highly efficient and customizable end-to-end solution for the growing discovery needs of the global pharmaceutical industry.

For more information, please visit www.omniab.com.

Forward-Looking Statements

OmniAb cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or continue” and similar expressions, are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: statements regarding the growth prospects of our business and the discovery needs of the pharmaceutical industry; the staffing and resources required, and our ability, to efficiently leverage the growth of the business; the expected performance of our technologies and the opportunities they may create; the ability to add new partners and programs; scientific presentations and clinical and regulatory events of our partners and the timing thereof; expected cash runway and cash use. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our future success is dependent on acceptance of our technology platform and technologies by new and existing partners, as well as on the eventual development, approval and commercialization of products developed by our partners for which we have no control over the development plan, regulatory strategy or commercialization efforts; biopharmaceutical development is inherently uncertain; risks arising from changes in technology; the competitive environment in the life sciences and biotechnology platform market; our failure to maintain, protect and defend our intellectual property rights; difficulties with performance of third parties we will rely on for our business; regulatory developments in the United States and foreign countries; unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price; we may use our capital resources sooner than we expect; and other risks described in our prior press releases and filings with the SEC, including under the heading “Risk Factors” in the annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Partner Information

The information in this press release regarding partnered products and programs comes from information publicly released by our partners.

Contacts:
OmniAb, Inc.
Neha Singh, Ph.D.
investors@OmniAb.com
Twitter @OmniAbTech
(510) 768-7760
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OMNIAB, INC.
CONSOLIDATED AND COMBINED BALANCE SHEETS
(unaudited, in thousands, except share and per share data)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$16,358	$33,390
Short-term investments	70,625	54,875
Accounts receivable, net	3,844	30,290
Prepaid expenses and other current assets	4,074	6,395
Total current assets	94,901	124,950
Intangible assets, net	155,467	167,242
Goodwill	83,979	83,979
Property and equipment, net	18,249	19,979
Operating lease right-of-use assets	19,884	21,483
Restricted cash	560	449
Other long-term assets	2,185	3,130
Total assets	$375,225	$421,212
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,411	$2,971
Accrued expenses and other current liabilities	7,068	5,557
Income tax payable	—	3,485
Current contingent liabilities	1,303	4,022
Current deferred revenue	6,848	8,207
Current operating lease liabilities	3,486	1,780
Total current liabilities	23,116	26,022
Long-term contingent liabilities	3,203	4,089
Deferred income taxes, net	11,354	21,341
Long-term operating lease liabilities	22,075	24,016
Long-term deferred revenue	862	4,325
Other long-term liabilities	30	46
Total liabilities	60,640	79,839
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued and outstanding at December 31, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at December 31, 2023 and December 31, 2022; 116,859,468 and 115,218,229 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	12	12
Additional paid-in capital	353,890	330,100
Accumulated other comprehensive income	50	9
Retained earnings (accumulated deficit)	(39,367)	11,252
Total stockholders’ equity	314,585	341,373
Total liabilities and stockholders’ equity	$375,225	$421,212

OMNIAB, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues:
License and milestone revenue	$1,713	$31,100	$20,699	$38,926
Service revenue	2,755	3,862	12,180	18,784
Royalty revenue	354	383	1,285	1,367
Total revenues	4,822	35,345	34,164	59,077
Operating expenses:
Research and development	14,766	12,919	56,525	48,364
General and administrative	7,869	10,206	33,313	24,903
Amortization of intangibles	3,407	3,276	13,554	13,050
Other operating (income) expense, net	(14)	(106)	191	(592)
Total operating expenses	26,028	26,295	103,583	85,725
Income (loss) from operations	(21,206)	9,050	(69,419)	(26,648)
Other income (expense):
Interest income	1,181	587	5,055	587
Other income (expense), net	(3)	—	1	—
Total other income, net	1,178	587	5,056	587
Income (loss) before income tax	(20,028)	9,637	(64,363)	(26,061)
Income tax (expense) benefit	5,975	(2,817)	13,744	3,727
Net income (loss)	$(14,053)	$6,820	$(50,619)	$(22,334)

Basic net income (loss) per share	$(0.14)	$0.07	$(0.51)	$(0.26)
Shares used in basic per share calculation	100,162	93,350	99,683	85,318

Diluted net income (loss) per share	$(0.14)	$0.07	$(0.51)	$(0.26)
Shares used in diluted per share calculation	100,162	93,712	99,683	85,318